Exhibit 99.1

KOHLBERG CAPITAL

ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

New York, NY – December 12, 2006 – Kohlberg Capital Corporation (“Kohlberg Capital”) today announced that it has priced an initial public offering of 13,500,000 shares of common stock at $15.00 per share, before underwriting discounts and commissions. All of the common stock is being offered by Kohlberg Capital. In addition, Kohlberg Capital has granted the underwriters an option to purchase up to an additional 2,025,000 shares to cover over-allotments, if any, at the public offering price less the underwriting discount and commissions. Kohlberg Capital’s common stock will commence trading today on The NASDAQ Global Market under the symbol “KCAP.”

The offering is being led by Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as joint-book-running managers. BMO Capital Markets Corp., Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as co-managers.

This offering is only being made by means of a prospectus, which may be obtained from Lehman Brothers Inc., c/o ADP Financial Services Prospectus Fulfillment, 1155 Long Island Ave., Edgewood, NY 11717 by e-mail: monica_castillo@adp.com or by fax at (631) 254-7268.

Investors are advised to carefully consider the investment objectives, risks, and charges and expenses of Kohlberg Capital before investing. The prospectus contains this and other information about Kohlberg Capital. The prospectus should be read carefully before investing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Kohlberg Capital

Kohlberg Capital is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. We originate, structure, finance and manage a portfolio of senior secured term loans and also plan to invest in mezzanine debt and selected equity securities in privately-held middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, which we acquired prior to our election to be regulated as a BDC from affiliates of Kohlberg & Co., L.L.C., a leading private equity firm with two decades of middle market investment experience, manages collateralized debt obligation funds that invest in broadly syndicated loans, high-yield bonds and other credit instruments.

Forward Looking Statements

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Kohlberg Capital’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” included in the Company’s final prospectus dated December 11, 2006, a copy of which has been filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering. These forward-looking statements are made only as of the date hereof, and Kohlberg Capital undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Michael Wirth, Chief Financial Officer

Kohlberg Capital Corporation

212-455-8300

info@kohlbergcapital.com